Exhibit 10.1

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

QUARTZSEA ACQUISITION CORPORATION

This Amendment No. 1 to the Underwriting Agreement (this “Amendment”) is entered into as of March 3, 2026, by and between Quartzsea Acquisition Corporation, a Cayman Islands exempted company (the “Company”), Polaris Advisory Partners, LLC (f/k/a and SPAC Advisory Partners), a division of Kingswood Capital Partners LLC, as representative of the several underwriters named therein (the “Representative”), and Kingswood Capital Partners LLC (“Kingswood”).

RECITALS

WHEREAS, the Company, the Representative, and Kingswood are parties to that certain Underwriting Agreement, dated March 17, 2025 (the “Underwriting Agreement”);

WHEREAS, the parties desire to amend the Underwriting Agreement to revise the calculation and payment terms of the Deferred Underwriting Commission; and

WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Underwriting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Amendment to Section 1.3 (Deferred Underwriting Commission).

Section 1.3 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

1.3 Deferred Underwriting Commission. The Underwriters agree that 4.00% of the gross proceeds from the sale of the Firm Units ($2,880,000) and the Option Units (up to $432,000), if any (collectively, the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable directly from the Trust Account, without accrued interest, to the Underwriters for their own accounts upon consummation of the Company’s initial Business Combination. The Underwriters acknowledge and agree that the Deferred Underwriting Commission shall be payable only to the extent of, and shall in no event exceed, an amount equal to 4.00% of the funds remaining in the Trust Account after giving effect to all properly submitted redemptions in connection with the initial Business Combination. Each Underwriter, severally and not jointly, reserves the right in its sole discretion to waive the Deferred Underwriting Commission at any time prior to the initial Business Combination by providing written notice to the Company. In the event that the Company is unable to consummate a Business Combination and CST, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Underwriters agree that: (i) they shall forfeit any rights or claims to the Deferred Underwriting Commission; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders.

II.	No Further Amendments.

Except as expressly amended hereby, the Underwriting Agreement remains unmodified and in full force and effect.

III.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law principles.

IV.	Counterparts.

This Amendment may be executed in counterparts (including by electronic or PDF signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

QUARTZSEA ACQUISITION CORPORATION

By:	/s/ Qi Gong
Name:	Qi Gong
Title:	Chief Executive Officer and Chairwoman

POLARIS ADVISORY PARTNERS, LLC (f/k/a SPAC ADVISORY PARTNERS),
a division of Kingswood Capital Partners LLC

By:	/s/ Lewis Silberman
Name:	Lewis Silberman
Title:	Partner

KINGSWOOD CAPITAL PARTNERS LLC, AS BROKER DEALER

By:	/s/ Tyler Bashaw
Name:	Tyler Bashaw
Title:	Director of Compliance